                                SCHEDULE 14A
                              (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT


                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

          Filed by the Registrant    [X]

          Filed by a Party other than the Registrant    [ ]

          Check the appropriate box:

          [ ]  Preliminary Proxy Statement

          [X]  Definitive Proxy Statement

          [ ]  Definitive Additional Materials

          [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
               14a-12

          [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           SPARTAN MOTORS, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

 (1)  Title of each class of securities to which transaction applies:
---------------------------------------------------------------------------
 (2)  Aggregate number of securities to which transaction applies:
---------------------------------------------------------------------------
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

---------------------------------------------------------------------------
 (4)  Proposed maximum aggregate value of transaction:
---------------------------------------------------------------------------
 (5)  Total fee paid:
---------------------------------------------------------------------------
 [ ]  Fee paid previously with preliminary materials.
---------------------------------------------------------------------------
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1)  Amount previously paid:
---------------------------------------------------------------------------
 (2)  Form, Schedule or Registration Statement no.:
---------------------------------------------------------------------------
 (3)  Filing party:
---------------------------------------------------------------------------
 (4)  Date filed:
---------------------------------------------------------------------------

                        [SPARTAN MOTORS INC. LOGO]

                                   1000 Reynolds Road
                                   Post Office Box 440
                                   Charlotte, Michigan 48813



April 22, 1998

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Spartan Motors, Inc. on May 19, 1998, at 5:30 p.m., local time. The annual meeting will be held in the Plant I building at Spartan Motors, Inc. Corporate Headquarters located at 1000 Reynolds Road, Charlotte, Michigan.

     On the following pages you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about April 22, 1998. At the annual meeting, in addition to voting on the election of directors, you will hear a report on Spartan Motors' activities and outlook for the future.

     It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, please SIGN, DATE and RETURN AS SOON AS POSSIBLE the enclosed form of proxy. Sending a proxy will not affect your right to vote in person in the event you attend the meeting.

                              Sincerely,


                              /s/ George W. Sztykiel


                              George W. Sztykiel
                              Chairman of the Board of Directors



---------------------------------------------------------------------------
     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
         PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
---------------------------------------------------------------------------

                        [SPARTAN MOTORS INC. LOGO]

                                   1000 Reynolds Road
                                   Post Office Box 440
                                   Charlotte, Michigan 48813




                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To our Shareholders:

     The Annual Meeting of Shareholders of Spartan Motors, Inc. will be held on May 19, 1998, at 5:30 p.m., local time, in the Plant I building at Spartan Motors, Inc. Corporate Headquarters located at 1000 Reynolds Road, Charlotte, Michigan, for the following purposes:

     (1)  To elect three directors for three-year terms expiring in 2001.

     (2) To transact such other business as may properly come before the annual meeting.

     Shareholders of record at the close of business on April 1, 1998, are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting.

     A copy of the Annual Report to Shareholders for the year ended December 31, 1997, is enclosed with this Notice. The following Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about April 22, 1998.


                                   By Order of the Board of Directors


                                   /s/ Richard J. Schalter


Charlotte, Michigan                Richard J. Schalter
April 22, 1998                      Secretary, Treasurer and
                                   Chief Financial Officer



---------------------------------------------------------------------------
     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
         PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
---------------------------------------------------------------------------

                           SPARTAN MOTORS, INC.



                      ANNUAL MEETING OF SHAREHOLDERS

                               MAY 19, 1998


                              PROXY STATEMENT


     This Proxy Statement and the enclosed form of proxy are being furnished to holders of common stock, $.01 par value, ("Common Stock") of Spartan Motors, Inc. ("Spartan" or the "Company") on and after April 22, 1998, in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders to be held on May 19, 1998, and any adjournment of that meeting. The annual meeting will be held in the Plant I building at Spartan Corporate Headquarters located at 1000 Reynolds Road, Charlotte, Michigan, at 5:30 p.m., local time.

     The purpose of the annual meeting is to consider and vote upon the election of three directors for three-year terms expiring in 2001. Proxies in the accompanying form, if properly executed, duly returned to the Company and not revoked, will be voted at the annual meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all nominees for director named in this Proxy Statement and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company at the address set forth above or by attending and voting at the annual meeting.

     The Company's management does not know of any matter to be presented for consideration at the annual meeting other than the matters stated in the Notice of Annual Meeting of Shareholders. If any other matters are presented, the persons named as proxies will have discretionary authority to vote in accordance with their judgment.

                           ELECTION OF DIRECTORS

     The Board of Directors proposes that the following three individuals be elected as directors for three-year terms expiring at the annual meeting of shareholders to be held in 2001:

                             Anthony G. Sommer
                              George Tesseris
                              David R. Wilson

     Each nominee is presently a director of the Company whose term will expire at the annual meeting. The persons named as proxies intend to vote for the election of each of the named nominees. The proposed nominees are willing to be elected and to serve. In the event that a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

     A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
              VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS


                             VOTING SECURITIES

     Holders of record of Common Stock, at the close of business on April 1, 1998, are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment of the meeting. As of April 1, 1998, there were 12,566,491 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of April 1, 1998:

                                                          AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP
                                                ---------------------------------------
                                                  SOLE VOTING          SHARED VOTING OR
 NAME AND ADDRESS OF                            AND DISPOSITIVE          DISPOSITIVE            PERCENT OF
  BENEFICIAL OWNER                                 POWER<F1>               POWER<F2>              CLASS
-------------------------                       ---------------        ----------------         ----------
George W. Sztykiel                                   545,577                485,178                8.2%
1000 Reynolds Road
Charlotte, Michigan 48813<F3>

William F. Foster                                  1,005,567                     --                8.0%
1000 Reynolds Road
Charlotte, Michigan 48813<F3>

David L. Babson and Company
  Incorporated                                     1,170,900                     --                9.3%
One Memorial Drive
Cambridge, Massachusetts 02142-1300<F4>

Dimensional Fund Advisors, Inc.                      702,650                     --                5.6%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401<F5>

-----------------------

<F1> These numbers include shares subject to options that are exercisable within 60 days after April 1, 1998, granted under the Company's 1984 and 1994 Incentive Stock Options Plans and the 1988 Nonqualified Stock Option Plan.

<F2> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

<F3> Based on information provided by each individual listed.

<F4> Based on information set forth in Schedule 13G dated January 20, 1998.
     The Schedule 13G indicates that David L. Babson and Company
     Incorporated ("DLB") is considered the beneficial owner of 1,170,900 shares of the Company's Common Stock as a result of acting as investment adviser to various clients. The Schedule 13G indicates


                                      -3-

     that DLB has sole voting power over an aggregate of 1,170,900 shares of Common Stock and sole dispositive power over 1,170,900 shares of Common Stock.

<F5> Based on information set forth in Schedule 13G dated February 6, 1998.
     The Schedule 13G indicates that Dimensional Fund Advisors, Inc. ("DFA") is considered the beneficial owner of 702,560 shares of the Company's Common Stock as a result of acting as investment adviser to various clients. The Schedule 13G indicates that DFA has sole voting power over an aggregate of 443,150 shares of Common Stock and sole dispositive power over 702,650 shares of Common Stock.


                    SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of April 1, 1998, by each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers as a group:

                                                    AMOUNT AND NATURE OF BENEFICIAL
                                                              OWNERSHIP <F1>
                                         ------------------------------------------------------
                                         SOLE VOTING AND    SHARED VOTING                          PERCENT
            NAME OF                        DISPOSITIVE      OR DISPOSITIVE     TOTAL BENEFICIAL       OF
        BENEFICIAL OWNER                    POWER<F2>         POWER<F3>          OWNERSHIP<F2>      CLASS
      -------------------                ---------------    --------------     ----------------    -------
      George W. Sztykiel                     545,577           485,178            1,030,755          8.2%

      John E. Sztykiel                       133,601            96,249              229,850          1.8%

      Anthony G. Sommer                       92,500               --                92,500          <F*>

      William F. Foster                    1,005,567               --             1,005,567          8.0%

      Roger B. Burrows                        34,000               --                34,000          <F*>

      George Tesseris                         57,000             1,000               58,000          <F*>

      Charles E. Nihart                       42,750               --                42,750          <F*>

      David R. Wilson                         11,500               --                11,500          <F*>

      James C. Penman                          7,000               --                 7,000          <F*>

                                      -4-

      Richard J. Schalter                     13,000               --                13,000          <F*>

      All directors and executive          1,942,495           582,427            2,524,922         20.1%
          officers as a group

------------------------

<F*>Less than 1%.

<F1> The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

<F2> These numbers include shares held directly and shares subject to options which are exercisable within 60 days after April 1, 1998, that were awarded under the Company's 1984 and 1994 Incentive Stock Option Plans and the 1988 Nonqualified Stock Option Plan. The number of shares subject to stock options for each listed person is shown below:

               George W. Sztykiel                          65,000
               John E. Sztykiel                            95,895
               Anthony G. Sommer                           80,000
               William F. Foster                           90,750
               Roger B. Burrows                            34,000
               George Tesseris                             47,000
               Charles E. Nihart                           39,000
               David R. Wilson                             10,500
               James C. Penman                              7,000
               Richard J. Schalter                         12,500
                                                          -------
               All directors and officers
                 as a group                               481,645

<F3> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

                            BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of eight directors, three of whom are standing for reelection. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

     Biographical information concerning the Company's directors and nominees who are nominated for election to the Board of Directors is presented below. Except as otherwise indicated, all directors and nominees for director have had the same principal employment for over five years.

       NOMINEES FOR ELECTION AS DIRECTORS TO TERMS EXPIRING IN 2001

     ANTHONY G. SOMMER (age 39) has been a director since 1988. Mr. Sommer has been the Executive Vice President of the Company since December 1992. Mr. Sommer previously served as Chief Financial Officer of the Company from December 1992 until October 1996. From 1987 to December 1992 Mr. Sommer served as Corporate Secretary/Treasurer of the Company and, from 1982 to 1987, as Controller of the Company.

     GEORGE TESSERIS (age 66) has been a director since 1984. Mr. Tesseris has been a practicing partner with the law firm of Tesseris and Crown, P.C., since 1981. From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.

     DAVID R. WILSON (age 62) has been a director since 1996. Mr. Wilson is an independent consultant to the automotive and commercial vehicle industry. From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America.

                   DIRECTORS WITH TERMS EXPIRING IN 1999

     GEORGE W. SZTYKIEL (age 68) has been a director since 1975.
Mr. George Sztykiel is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since December 1992. Mr. George Sztykiel served as President of the Company from September 1975 to December 1992. Mr. George Sztykiel is the father of
Mr. John Sztykiel, President, Chief Operating Officer and a director of the Company.

     WILLIAM F. FOSTER (age 56) has been a director since 1978.
Mr. Foster, a firefighter for over 34 years, is a founder of the Company and has served as Staff Engineer and Vice President since 1976. From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.

                   DIRECTORS WITH TERMS EXPIRING IN 2000

     JOHN E. SZTYKIEL (age 41) has been a director since 1988.
Mr. Sztykiel has been President and Chief Operating Officer of the Company since December 1992. Mr. Sztykiel previously served as the Executive Vice President and Vice President of Sales of the Company from 1989 to 1990. From 1985 to 1989, Mr. Sztykiel was the Director of Marketing-Diversified

Products Group of the Company. Mr. Sztykiel is the son of George W. Sztykiel, Chairman of the Board, Chief Executive Officer and a director of the Company.

     CHARLES E. NIHART (age 61) has been a director since 1984.
Mr. Nihart, a certified public accountant consultant, established the certified public accounting firm of Nihart and Nihart, P.C., in 1972. The Lansing offices of Nihart and Nihart merged with Maner, Costerison and Ellis, P.C., C.P.A. on January 1, 1989. Mr. Nihart is currently affiliated with the firm on a consulting basis. Mr. Nihart also is the owner and President of AARO Rentals, Inc., in Lansing, Michigan, a rental company of heavy duty equipment in Lansing, Michigan.

     JAMES C. PENMAN (age 40) has been a director since March 1997.
Mr. Penman has served as Director of Corporate Finance with Roney & Co., a regional investment banking firm, since April 1993. From April 1993 until April 1995, Mr. Penman was a Senior Vice President--Investment Banking with First of Michigan Corporation.


                       BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held eight meetings during 1997.
Each director attended at least 75% of the aggregate of (i) the total number of Board of Directors meetings and (ii) the total number of meetings held by all committees of the Board of Directors on which each served (during the periods that each served).

     The Board of Directors has the following standing committees:

     AUDIT COMMITTEE. The Audit Committee is responsible for the following activities: (i) recommending to the Board of Directors the selection of independent auditors; (ii) reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees; (iii) reviewing the results of the annual audit with the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing non-audit services and special engagements to be performed by independent auditors; and (vi) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. Messrs. Nihart (Chairman), Tesseris and Penman presently are members of the Audit Committee. The Audit Committee met once during 1997.

     COMPENSATION COMMITTEE. The responsibilities of the Compensation Committee include: (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's executive officers;
(ii) reviewing and making recommendations to the Board of Directors regarding stock options awarded under the 1994 Incentive Stock Option Plan and the 1988 Nonqualified Stock Option Plan; and (iii) reviewing all material proposed option plan changes. The Compensation Committee determines the key employees to whom options will be granted, the number of shares covered by each option, the exercise price of each option and other matters associated with option awards. Messrs. Tesseris (Chairman), Nihart and Penman are presently members of the Compensation Committee. The Compensation Committee met once during 1997.

     The Board of Directors does not have a standing nominating committee. The Company will consider nominees for election to the Board of Directors submitted by shareholders. The Company's Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of the Company not less than 120 days before the date of notice of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting. Each such notice to the Secretary shall set forth: (i) the name, age, business address and residence address of each nominee proposed in the notice; (ii) the principal occupation or employment of each nominee; (iii) the number of shares of capital stock of the Company which are beneficially owned by each nominee; (iv) a statement that the nominee is willing to be nominated; and
(e) such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.


                         COMPENSATION OF DIRECTORS

     Directors receive a $1,000 quarterly retainer fee plus an expense reimbursement of $100 for each meeting of the Board of Directors.


                            EXECUTIVE OFFICERS

     The Company's executive officers are appointed annually by, and serve at the pleasure of, the Board of Directors. Biographical information concerning executive officers as of December 31, 1997, who were not directors or nominated for election to the Board of Directors is presented below.

     ROGER B. BURROWS (age 50) has been Vice President of Sales and Marketing since January 1995, and previously served as Director of Marketing, Sales and Service from August 1993 to January 1995. Mr. Burrows served as National Accounts Sales Manager at General Motors Corporation for 23 years before joining the Company. Mr. Burrows also has been with the Michigan Army National Guard since 1969 and currently holds the position of General.

     RICHARD J. SCHALTER (age 44), a certified public accountant, has served as Secretary, Treasurer and Chief Financial Officer since November 1996. From June 1989 until November 1996, Mr. Schalter served as Treasurer and Director of Finance and Administration of Great Lakes Hybrids, an international distributor and subsidiary of KWS a.g. From March 1986 to June 1989, Mr. Schalter served as Treasurer and financial administrator for Martin Systems, Inc., a worldwide supplier of electrical controls and machine operating systems.


                          EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table shows certain information concerning the compensation earned during each of the last three fiscal years in the period ended December 31, 1997, by the Chief Executive Officer and each of the Company's four most highly compensated executive officers who served in positions other than the Chief Executive Officer at the end of the last completed fiscal year:

                                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                    ANNUAL                  COMPENSATION
                                                 COMPENSATION                  AWARDS
                                            -------------------------       ------------
                                                                             NUMBER OF
                                                                             SECURITIES
       NAME AND                                                              UNDERLYING           ALL OTHER
  PRINCIPAL POSITION            YEAR        SALARY<F1>     BONUS <F2>         OPTIONS          COMPENSATION<F3>
----------------------          ----        ----------     ----------       ------------       ----------------
George W. Sztykiel
  Chairman of the               1997         $107,061       $47,216            12,500              $2,205
  Board, Chief Executive        1996          100,490        61,662            12,500               2,185
  Officer and Director          1995           90,890        10,357            15,000               1,832

John E. Sztykiel                1997         $131,787       $67,461            15,000              $2,726
  President, Chief              1996          122,502        88,172            15,000               2,683
  Operating Officer             1995          108,399        11,448            17,500               2,142
  and Director

Anthony G. Sommer               1997         $118,309       $47,811            12,500              $2,441
  Executive Vice                1996           95,657        61,226            12,500               2,073
  President                     1995           87,518        10,167            15,000               1,768


                                      -9-

Roger B. Burrows                1997         $ 81,718       $30,896             7,500              $1,716
  Vice President Sales          1996           74,171        40,014             7,500               1,677
  and Marketing                 1995           62,507         8,716             7,500               1,289

Richard J. Schalter             1997         $104,869       $33,528             7,500              $1,739
  Secretary, Treasurer and      1996            9,126           --              5,000                 --
  Chief Financial Officer<F4>

-------------------

<F1> Includes director fees paid by the Company.

<F2> Includes payments under the Company's Quarterly Bonus Program in which all employees of the Company participate.

<F3> Consists solely of the Company's contribution to its profit-sharing plans.

<F4> Mr. Schalter began his employment with the Company on November 18,
     1996.

STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

     The following table sets forth information regarding stock options granted to the Chief Executive Officer and the named executive officers during the fiscal year ended December 31, 1997:

                                          INDIVIDUAL GRANTS
                        ------------------------------------------------------
                                        PERCENT OF                                    POTENTIAL REALIZABLE
                                          TOTAL                                          VALUE AT ASSUMED
                        NUMBER OF        OPTIONS                                      ANNUAL RATES OF STOCK
                        SECURITIES      GRANTED TO                                     PRICE APPRECIATION
                        UNDERLYING      EMPLOYEES   EXERCISE                            FOR OPTION TERM
                         OPTIONS        IN FISCAL  PRICE PER      EXPIRATION      -----------------------------
      NAME              GRANTED<F1>       YEAR       SHARE           DATE          0%        5%           10%
------------------      -----------     ---------- ---------      ----------      ---       ----         -----
George W. Sztykiel        12,500          3.0%       $7.75       June 30, 2007    $  0     $60,875     $154,735
John E. Sztykiel          15,000          3.6%       $7.75       June 30, 2007    $  0     $73,050     $185,250
Anthony G. Sommer         12,500          3.0%       $7.75       June 30, 2007    $  0     $60,875     $154,735
Roger B. Burrows           7,500          1.8%       $7.75       June 30, 2007    $  0     $36,525     $ 92,625
Richard J. Schalter        7,500          1.8%       $7.75       June 30, 2007    $  0     $36,525     $ 92,625

-------------------

<F1> On June 30, 1997, the Company granted options to purchase shares of the Company's Common Stock over a 10-year period. Executive officers of the Company are entitled to exercise their options at a price determined by the Compensation Committee, which was at least 85% of the fair market value of Common Stock on June 30, 1997. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

     The following table summarizes the total number of options held by the Chief Executive Officer and the named executive officers as of December 31, 1997:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR<F1>
                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                         OPTIONS AT FISCAL YEAR-END
                                                        -----------------------------
      NAME                                              EXERCISABLE     UNEXERCISABLE
-------------------                                     -----------     -------------
George W. Sztykiel                                         65,000             --
John E. Sztykiel                                           95,895             --
Anthony G. Sommer                                          80,000             --
Roger B. Burrows                                           34,000             --
Richard J. Schalter                                        12,500             --

-------------------
                                      -11-

<F1> No named executive officer exercised any stock options in 1997.

<F2> On April 1, 1998, the closing market price of the Company's Common
     Stock was $8.125. The numbers shown reflect the value of options at April 1, 1998.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Committee also administers the Company's executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other named executive officers. The Committee consists of three directors, none of whom is a current or former employee of the Company.

COMPENSATION PHILOSOPHY

     The Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Committee's policies are designed to achieve the following five primary objectives: (i) integration of management's compensation with the achievement of the Company's annual and long-term performance goals; (ii) reward above-average corporate performance; (iii) recognition of individual initiative and achievement;
(iv) attracting and retaining qualified management; and (v) alignment of the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value. The Committee sets management compensation at levels which the Committee believes are consistent with other companies in the Company's industry.

     In 1994, the Company engaged Management Resource Center, Inc., a compensation consulting firm, to review its compensation policies and competitive compensation levels. The Committee has and currently intends to continue to consider the recommendations of Management Resource Center, Inc. in developing the Company's executive compensation program and making specific compensation decisions.

     Executive compensation consists of both cash and equity, and includes:
(i) base salary; (ii) profit-sharing incentive bonus; and (iii) long-term incentive through participation in stock option plans. In addition, the Company provides various benefits to its employees, including the Company's executive officers.

     In 1993, Congress amended the Internal Revenue Code of 1986, as amended, to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 1998 or in future years by reason of awards granted in 1998.

BASE SALARY

     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries for executive officers are determined initially by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at similar companies within the custom chassis industry. Some of the companies used for this comparison are included in the indices used in the Stock Price Performance Graph presented in this Proxy Statement.

     The Committee believes that base salaries should approximate the mid-point of the range of salaries paid for similar positions by companies in similar industries. The Committee may recommend adjustments on a periodic basis to maintain the desired levels of base salaries for the Company's executives.

     The Committee determines annual salary adjustments by evaluating the competitive marketplace, the performance of the Company and the executive officer, as well as any increased responsibilities assumed by the executive officer. Salary adjustments are determined and implemented generally on a 12-month cycle.

ANNUAL INCENTIVE BONUS

     The Committee selects members of management to participate in the Company's incentive bonus program. The Committee considers several factors in determining the annual incentive bonus, if any, paid to management, including achievement of the Company's strategic and operating goals and an individual's achievement of personal goals. In addition, the Company considers factors such as net earnings per share, revenues, return on assets and return on equity.

STOCK OPTION PLANS

     The Company currently grants stock options under the 1988 Nonqualified Stock Option Plan and the 1994 Incentive Stock Option Plan. The Company's stock option plans allow officers and key employees to purchase Common Stock of the Company at a price established on the date of grant. Options granted under the 1988 Nonqualified Stock Option Plan must have an exercise price equal to at least 85% of the fair market value of the Company's Common Stock. Incentive stock options granted under the 1994 Incentive Stock Option Plan must have an exercise price equal to at least 100% of the fair market value. The Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

     Absent unusual circumstances, the Committee historically has granted stock options on an annual basis to officers, key employees and directors who are employees of the Company and on a biannual basis to directors who are not employees of the Company. The Company's stock option plans are designed to encourage long-term investment in the Company by participating executives and key employees, more closely align executive and shareholder interests and reward executive officers and other key employees for building shareholder value. The Committee believes stock ownership by management and other key employees is beneficial.

     In determining the number of options to be awarded to an officer or key employee, the Committee takes into consideration the levels of responsibility and compensation of the individual. The Committee also considers the recommendations of management (other than awards to the Chief Executive Officer), the individual performance of the officer or employee and the number of shares or other compensation awarded to the officer or employee at other companies. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to the level of a participant's responsibility. Although the Committee also may consider the number of options already held by an officer or employee, this factor is not considered to be particularly important by the Committee in determining the amounts of awards.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives outlined above for all executive officers. Mr. George Sztykiel's base salary in 1997 was approximately 7.0% above his 1996 salary. Mr. Sztykiel's annual incentive bonus award for 1997 was $47,216 which includes the Company's quarterly bonus program and his annual incentive bonus. During 1997, Mr. Sztykiel was awarded options to purchase 12,500 shares of the Company's Common Stock.

     All recommendations of the Committee attributable to 1997 compensation were unanimous and were approved and adopted by the Board of Directors without modification.

                              Respectfully submitted,


                              George Tesseris, Chairman
                              Charles E. Nihart
                              James C. Penman



                       STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Spartan's Common Stock to the CRSP Total Return Index for The Nasdaq Stock Market ("CRSP NASDAQ") and the CRSP Total Return Index for Trucking and Transportation Stocks reported on The Nasdaq Stock Market ("CRSP T&T"), over a five-year period ended December 31, 1997, using 1992 as a base period. The CRSP NASDAQ is a broad-based equity market index developed by the Center for Research in Security Prices at the University of Chicago. The CRSP T&T is comprised of companies with a market capitalization similar to that of the Company and also is developed by the Center for Research in Security Prices. The CRSP NASDAQ index and CRSP T&T index both assume dividend reinvestment. Cumulative total shareholder return is measured by dividing (i) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (b) the difference between the share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period.


                    COMPARISON OF FIVE YEAR CUMULATIVE
                         TOTAL SHAREHOLDER RETURN









                                  [GRAPH]

     The dollar values for total shareholder return plotted in the graph above are shown in the table below:

              FISCAL
             YEAR-END        SPARTAN     CRSP NASDAQ       CRSP T&T
             --------        -------     -----------       --------
               1992          $100.00       $100.00         $100.00

               1993          $104.16       $114.80         $121.49

               1994          $ 82.27       $112.21         $110.17

               1995          $ 68.05       $158.70         $128.47

               1996          $ 41.76       $195.19         $141.78

               1997          $ 38.28       $239.53         $181.59

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James C. Penman, a director of the Company, is the Director of Corporate Finance at Roney & Co. Mr. Penman received a consulting retainer fee from the Company during 1997. This fee was for services rendered as an advisor on acquisition opportunities for the Company. More specifically, Mr. Penman participated as an consultant with the Company on the recent acquisitions of CTS Holding Company, Inc. and Luverne Fire Apparatus Co., Ltd.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Spartan's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely upon the Company's review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1997 fiscal year, the Company believes that its directors and officers complied with all applicable filing requirements during the Company's last fiscal year.

                           INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as independent auditors of the Company for the last 14 years. The Board of Directors believes that the experience Deloitte & Touche LLP has acquired remains valuable to the Company and again has selected Deloitte & Touche LLP as independent auditors for the Company for its 1998 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.


                           SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1999 annual meeting of shareholders must be received by the Company not later than December 9, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals of shareholders should be made in accordance with Rule 14a-8 issued under the Exchange Act and should be addressed to the attention of the Secretary of Spartan Motors, Inc., 1000 Reynolds Road, Post Office Box 440, Charlotte, Michigan 48813.


                          SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

                                   By Order of the Board of Directors


                                   /s/ Richard J. Schalter


Charlotte, Michigan                Richard J. Schalter
April 22, 1998                     Secretary and Treasurer